Exhibit 10.36

[*] indicates that a confidential portion of the text of this agreement has been omitted.

DISCOVERY COLLABORATION AGREEMENT

This Discovery Collaboration Agreement (this “Agreement”) is effective as of October 29, 2009 (the “Effective Date”) and is made by and between The Chemo-Sero-Therapeutic Research Institute, a Japanese foundation having offices at 1-6-1 Okubo, Kumamoto-shi, Kumamoto 860-8568, Japan (“Kaketsuken”), and XOMA Development Corporation, a Delaware corporation and a member of XOMA Group (as defined below) having offices at 2910 Seventh Street, Berkeley, California 94710, USA (“XOMA”). Kaketsuken and XOMA are sometimes referred to herein individually as a “Party” and together as the “Parties.”

BACKGROUND

A. Kaketsuken is engaged in the research and development of product candidates, including without limitation vaccine, Antibodies and blood plasma products, for use in treating and/or preventing human diseases.

B. XOMA has developed certain materials, technologies and related information, hereinafter identified as [*], the Discovery Know-How and the Systems, that are useful to the discovery, optimization and development of Antibodies and related proteins.

C. XOMA and Kaketsuken, as specified herein, wish to form a collaboration directed toward identifying new Antibodies for diseases of interest to Kaketsuken and in the course of which, inter alia, XOMA would [*].

D. Kaketsuken, on its own behalf and on behalf of its Affiliates, agrees to accept the Transferred Materials under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, XOMA and Kaketsuken agree as follows:

Section 1. DEFINITIONS

1.1 “Affiliate” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with a Party to this Agreement. For purposes hereof, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entity; or (c) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2 “Antibody” shall mean any molecule, including full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen, immunogen or hapten or which elicits an immune response and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region, including any naturally occurring or recombinant form of such a molecule.

1.3 “Antibody Product” means any composition of matter or article of manufacture consisting essentially of an Antibody (a) alone or (b) integrally associated with a composition of matter or article of manufacture (including without limitation conjugates bound to a toxin, label or other moiety) providing therapeutic, half-life, safety or other advantages to the Antibody.

1.4 “Applicable Interest Rate” has the meaning specified in Section 13(d) hereof.

1.5 “Bacterial Cell Expression Patent Rights” or “BCE Patent Rights” means the Patent Rights described on Schedule 1.5.

1.6 “Bankruptcy Code” has the meaning specified in Section 19(c) hereof.

1.7 “BLA” means a Biologics Licensing Application or New Drug Application (each as defined in the FDC Act) and any other equivalent marketing authorization application or other license, registration or application seeking approval from a Regulatory Authority to market a Licensed Product in the Field in the Territory.

1.8 “Change of Control” means any transaction or series of transactions with respect to an entity as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity’s equity securities or otherwise gains control of such entity.

1.9 “Collaboration” has the meaning specified in Section 2(a) hereof.

1.10 “Collaboration Committee” has the meaning specified in Section 2(c) hereof.

1.11 “Combination Product” has the meaning specified in Section 1.38 hereof.

1.12 “Commercialization” or “Commercialize” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, manufacturing for sale, offering for sale, distributing, importing, exporting or selling a product.

1.13 “Commercially Reasonable and Diligent Efforts” means the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment, taking into account the competitiveness of the market place, the regulatory structure involved and other relevant and material factors, in accordance with either (a) the efforts such Party devotes to products or research and development projects of similar scientific and commercial potential, or (b) if such Party does not have and has not had any such products or projects, the efforts a peer company in the biopharmaceutical industry would devote, in accordance with industry standards and practices, to products or research and development projects of similar scientific and commercial potential, and subject in any event to all applicable limitations, restrictions and obligations provided for in this Agreement and the terms of any license or grant of rights from or other agreement between such Party and any Third Party the benefit of which is claimed by the other Party.

1.14 “Confidential Information” means any information and data received by a Party (the “Receiving Party”) from the other Party or its Affiliates (the “Disclosing Party”) in connection with this Agreement or the Mutual Confidentiality Agreement effective as of August 27, 2008 between Kaketsuken and XOMA (US) LLC. Notwithstanding the foregoing, Confidential Information shall not include any part of such information or data:

(a) which is or becomes public knowledge (through no fault of the Receiving Party); or

(b) which is made available to the Receiving Party by a Third Party not under an obligation of confidentiality with the Disclosing Party (and such lawful right can be demonstrated by the Receiving Party’s written records); or

(c) which is already rightfully in the Receiving Party’s possession at the time of receipt from the Disclosing Party (and such prior possession can be demonstrated by the Receiving Party’s written records); or

(d) which is independently developed by an employee of the Receiving Party and/or its Affiliates without the aid, application or use of confidential information disclosed by the Disclosing Party (and such independent development can be demonstrated by the Receiving Party’s written records).

1.15 “Contact Person” has the meaning specified in Section 3(e) hereof.

1.16 “Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Right or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability or right to grant to the other Party access, ownership, a license and/or a sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party as of the Effective Date or, if such right is acquired after the Effective Date, as of the date a Party first gained possession of such right.

1.17 “Disclosing Party” has the meaning specified in Section 1.14 hereof.

1.18 “Discovery Know-How” means the Know-How transferred to Kaketsuken or its Affiliates pursuant to Section 3 as well as any Know-How arising out of the use of [*] or the Discovery Know-How.

1.19 “Discovery Patent Rights” means the Patent Rights described on Schedule 1.19, which XOMA shall update from time to time to include any Patents Rights covering [*] or the use thereof Controlled by XOMA or its Affiliates after the Effective Date.

1.20 “Discovery Product” means an Antibody or Antibody Product derived from or arising out of, directly or indirectly, the use of [*] the Discovery Know-How and/or the practice of the Discovery Patent Rights, including without limitation through the use of [*] the Discovery Know-How and/or the practice of the Discovery Patent Rights to identify, validate or otherwise use a Target and/or its associated ligand or receptor. As used herein, to “validate” a Target includes any activities by which, using [*], Discovery Know-How, Discovery Patent Rights and/or any Antibody arising therefrom, a Target is identified, determined, confirmed and/or validated as being significant in a disease or other biological pathway or used in any manner to develop a therapeutic and/or prophylactic compound or product.

1.21 “EMEA” means the European Medicines Agency or any successor thereto.

1.22 “Event of Default” means an event described in Section 18(b)(i) hereof.

1.23 “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.24 “FDC Act” means the United States Food, Drug and Cosmetic Act (or any successor thereto), as amended, and the rules and regulations promulgated thereunder.

1.25 “Field” means the discovery, research, development, manufacture and/or commercialization of Licensed Products for the treatment, palliation or prevention of any disease or condition in humans.

1.26 “First Commercial Sale” means the first sale for use or consumption by the general public of a Licensed Product in a country after Regulatory Approval has been obtained in such country. For the avoidance of doubt, First Commercial Sale shall not include the sale of any Licensed Product for use in clinical trials or for compassionate use prior to Regulatory Approval.

1.27 “GAAP” means United States generally accepted accounting principles, as they exist from time to time, consistently applied.

1.28 “ICC” has the meaning specified in Section 19(h)(ii) hereof.

1.29 “Indemnitee” has the meaning specified in Section 17(d) hereof.

1.30 “Indemnitor” has the meaning specified in Section 17(d) hereof.

1.31 “Inventions” has the meaning specified in Section 6 hereof.

1.32 “Kaketsuken Licensee” means, solely with respect to Licensed Products discovered or modified by Kaketsuken through the use of any of the Transferred Materials or the practice of any of the Licensed Patent Rights, any Third Party to whom Kaketsuken licenses or grants rights, as part of a bona fide collaboration, development, commercialization or marketing arrangement, to develop, commercialize, market or distribute any such Licensed Product. No Third Party shall be a Kaketsuken Licensee if (a) such Third Party is at the time of determination either misappropriating the Licensed Know-How or infringing any of the Licensed Patent Rights or (b) such Kaketsuken Licensee does not take material economic risk with respect to the development or commercialization of the Licensed Product that is the subject of the applicable arrangement; provided, however, that the foregoing clause (b) shall not prevent Kaketsuken from using any Third Party as a distributor or selling agent. All arrangements with a Kaketsuken Licensee shall be pursuant to a written agreement, which will incorporate the applicable provisions of this Agreement and provide that XOMA and its Affiliates shall be third party beneficiaries thereof.

1.33 “Know-How” means any and all know-how, trade secrets, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols, and research, preclinical and clinical data and information, including any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format. Know-How shall not include Patent Rights.

1.34 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.35 “Licensed Know-How” means, collectively, the Discovery Know-How, the Systems Know-How and the TAE Know-How.

1.36 “Licensed Patent Rights” means, collectively, the Discovery Patent Rights, the Systems Patent Rights and the TAE Patent Rights.

1.37 “Licensed Product” means an Antibody or Antibody Product that is either a Discovery Product or a TAE-Only Product.

1.38 “Net Sales” means, with respect to a Licensed Product, the gross amount invoiced for sales of such Licensed Product to Third Parties (or Affiliates which are end users of such Licensed Product), less the following unreimbursed or non-refunded deductions with respect thereto, determined in accordance with GAAP and calculated in United States dollars and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including recalls) and charge-backs, (b) sales, excise and turnover taxes and similar duties, levies and charges collected, charged or otherwise imposed directly upon and actually paid by such party and its Affiliates, and (c) all other direct expenses or discounts, including but not limited to cash discounts, custom duties and transportation and insurance charges.

In the event the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by [*].

In the event that the average sale price of the Licensed Product can be determined but the average sale price of the other active compounds or active ingredients in the Combination Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*]. If the average sale price of the other active compounds or active ingredients can be determined but the average price of the Licensed Product cannot be determined, Net Sales for purposes of determining royalty payments will be calculated by [*].

In the event that the average sales price of both the Licensed Product and the other active compounds or active ingredients in the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be negotiated in good faith by the Parties.

As used above, the term “Combination Product” means any Licensed Product sold in conjunction with any other active component(s) (whether packaged together or in the same therapeutic formulation).

Free samples of Licensed Product and the disposition of Licensed Product for, or the use of Licensed Product in, preclinical or clinical (Phase 1–3) trials or other market-focused (Phase 4) trials in which Licensed Product is provided to patients without any payment shall not result in any Net Sales.

1.39 “Patent Rights” means all patents and patent applications existing as of the Effective Date and all patent applications thereafter filed and patents thereafter issued, including, without limitation, any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.40 “Phase 1 Trial” means a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

1.41 “Phase 2 Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(b), or its foreign equivalent

1.42 “Phase 3 Trial” means a pivotal human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for a BLA or that would otherwise satisfy the requirements of 21 C.F.R. 312.21(c) or its foreign equivalent. In the event of a Phase 2/3 trial, initiation of Phase 3 shall be deemed to have occurred upon a decision by Kaketsuken to continue enrollment for the pivotal portion of such trial.

1.43 “Receiving Party” has the meaning specified in Section 1.14 hereof.

1.44 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department bureau or other governmental entity that are necessary for the manufacture, use, storage, import, transport, promotion, marketing and sale of a Licensed Product in the Field in a country or group of countries.

1.45 “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of pharmaceutical products, including the FDA and the EMEA, and any successors thereto.

1.46 “Representatives” has the meaning specified in Section 2(c) hereof.

1.47 “Research and Development” means, solely with respect to the use of the Transferred Materials by Kaketsuken, the conduct of activities relating to the discovery of Antibodies for Targets, the identification, characterization, selection, optimization and research of Antibodies and Licensed Products and the conduct of all tests, clinical and other studies and other activities (including test method development, toxicology studies, statistical analysis and report writing, preclinical and other testing, packaging and regulatory affairs, product approval and registration activities) related thereto as are customarily performed in the biopharmaceutical industry as part of research and development. Research and Development may include without limitation (a) the discovery of Antibodies that selectively bind to and act through Targets, (b) the development of assays for Antibodies to, inter alia, confirm the activity of such Antibodies or Target, and (c) the performance of affinity maturation on such Antibodies, in each case with the objective of identifying Antibodies that have potential as Licensed Products.

1.48 “Royalty Term” has the meaning specified in Section 11(a) hereof.

1.49 “Services” has the meaning specified in Section 4(a) hereof.

1.50 “Specification Confirmation” means (a) Kaketsuken has agreed that [*] (or a repaired or replacement collection of polynucleotides as described in Section 3(a)(ii)) is in accordance with the [*] Specifications as provided in Section 3(a) and XOMA has received Kaketsuken’s written notice to that effect in accordance with Section 3(a), (b) Kaketsuken is deemed to have agreed that [*] (or such a repaired or replacement collection of polynucleotides) is in accordance with the [*] Specifications as provided in Section 3(a), or (c) the Third Party reviewer provided for in Section 19(h)(i) has determined that [*] (or such a repaired or replacement collection of polynucleotides) is in accordance with the [*] Specifications as provided in Section 19(h)(i) and has notified the Parties of its determination.

1.51 “Systems” means the informatics and other materials handling systems, associated software applications and related data systems, Patent Rights related to the foregoing (the “Systems Patent Rights”) and related Know-How (the “Systems Know-How”), each as more particularly described on Schedule 1.51. For the purposes of this Agreement, Systems shall not include any Third Party software, operating system, data device or other materials not actually integrated into the software applications and related data systems constituting the Systems.

1.52 “Systems Know-How” has the meaning specified in Section 1.51 hereof.

1.53 “Systems Patent Rights” has the meaning specified in Section 1.51 hereof.

1.54 “TAE Know-How” has the meaning specified in Section 1.58 hereof.

1.55 “TAE-Only Product” means an Antibody or Antibody Product that is not a Discovery Product and that Kaketsuken elects to develop using the TAE Know-How and/or practicing the TAE Patent Rights.

1.56 “TAE Patent Rights” has the meaning specified in Section 1.58 hereof.

1.57 “Target” means a gene and the products encoded by such gene, including, without limitation, (a) any partial or full-length DNA sequence from such gene (including any mutant or polymorphic forms thereof), (b) any RNA sequence (including any post-transcriptionally modified variants thereof) encoded by any such gene, (c) any peptide, polypeptide or protein (including any post-translationally modified variants thereof) encoded by any such gene, (d) any derivatives or fragments of any of the foregoing, and/or (e) any species variants or homologs of any of the foregoing.

1.58 “Target Affinity Enhancement Technology” or “TAE Technology” means (a) the materials and Know-How (the “TAE Know-How”) and (b) the Patent Rights (the “TAE Patent Rights”), each as more particularly described on Schedule 1.58, that set forth an embodiment of the technology made available by XOMA for improving or enhancing the affinity of an Antibody.

1.59 “Territory” means all of the countries and territories of the world.

1.60 “Third Party” means any person or entity other than Kaketsuken, XOMA and their respective Affiliates.

1.61 [*]

1.62 [*]

1.63 “Transferred Materials” means, collectively, [*], the Licensed Know-How, the Systems and/or any related materials actually transferred to Kaketsuken pursuant to this Agreement.

1.64 “Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending parent patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

1.65 “Validation Data” has the meaning specified in Section 3(a)(i) hereof.

1.66 “Verification Notice” has the meaning specified in Section 3(c)(i) hereof.

1.67 “Verification Tests” means the tests described on Schedule 1.67.

1.68 [*]

1.69 “[*] Specifications” means Kaketsuken’s specifications for [*] set forth on Schedule 1.68.

1.70 “XOMA Group” means XOMA Ltd., a NASDAQ-listed Bermuda company, and its wholly-owned subsidiaries XOMA (Bermuda) Ltd., XOMA Ireland Limited, XOMA Limited, XOMA Technology Ltd., XOMA (US) LLC and XOMA.

Section 2. COLLABORATION OVERVIEW

(a) Objectives. Kaketsuken and XOMA intend to collaborate in the discovery of Antibodies and/or Antibody Products, with (in general) XOMA constructing and/or transferring certain materials and providing access to certain intellectual property rights and Kaketsuken conducting various discovery and other activities, in each case as provided in or permitted by this Agreement (the “Collaboration”). It is intended that the Collaboration will be conducted as a collaborative effort with activities by the Parties carried out primarily at each Party’s respective facilities, except as otherwise provided herein.

(b) Cooperation. As part of the Collaboration, it is anticipated that each Party will provide the other Party with advice and the benefits of its experience within its areas of relative expertise that are relevant to the Collaboration (to the extent it may do so without violating any existing contractual or other obligations or surrendering any valuable trade secrets or other intellectual property rights not licensed hereunder). By way of example, (i) in the event Kaketsuken is unable to achieve a particular desired result with respect to one or more Targets using the Transferred Materials, then XOMA will provide advice, based on its then current knowledge, regarding one or more means of achieving such result, what additional intellectual property rights may be necessary in order for Kaketsuken to implement such means and from whom such rights might be acquired and (ii) in the event XOMA becomes aware of new Third Party intellectual property rights that are necessary in order to effectively use the Transferred Materials, then XOMA will notify Kaketsuken of such new intellectual property rights and from whom such rights might be acquired and, XOMA will in good faith undertake negotiations with such Third Party regarding such intellectual property rights, and make a good faith effort to include in such negotiations a right to sublicense such intellectual property rights to Kaketsuken, it being understood in any event that no such advice or other assistance shall be deemed an assurance that a solution to any problem will be found, that rights to such additional intellectual property can be acquired or that such advice represents a complete solution to such problem, and no provision of this Agreement shall obligate the Party providing any such advice or other assistance to solve any such problem, implement any proposed solution or expend any significant resources.

(c) Committee. As soon as practicable after the Effective Date, the Parties shall establish a committee (the “Collaboration Committee”) comprised of representatives designated by each of XOMA and Kaketsuken, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents within the scope of the authority of the Collaboration Committee as provided herein. The Collaboration Committee shall be responsible for overseeing and directing the Parties’ interaction and performance of their respective obligations under this Agreement. In reaching decisions or taking action, the Collaboration Committee shall strive for unanimity. In the event unanimity cannot be reached, the matter shall be referred to the chief executive officers of XOMA and Kaketsuken, or their respective designees (the “Representatives”), for further review and resolution pursuant to Section 19(h)(ii).

Section 3. DELIVERABLES; DELIVERY

(a) Specification Confirmation.

(i) On or after the Effective Date but prior to [*], XOMA shall provide to Kaketsuken such data as is reasonably necessary to determine whether [*] is in accordance with the [*] Specifications (the “Validation Data”). Kaketsuken shall have [*] following receipt of the Validation Data by Kaketsuken to determine whether it agrees that [*] is in accordance with the [*] Specifications and to notify XOMA in writing of its determination, or it shall be deemed to have agreed that [*] is in accordance with the [*] Specifications.

(ii) If, prior to the end of the [*] period referred to in Section 3(a)(i), Kaketsuken notifies XOMA in writing that it has determined that [*] is not in accordance with the [*] Specifications, then, [*] either (x) XOMA shall have a period of [*] thereafter to carry out work on [*] in order to bring it into accordance with the [*] Specifications or to provide Kaketsuken with a comparable replacement collection of polynucleotides that meets the [*] Specifications, or (y) the provisions of Section 19(h)(i) shall apply. If [*] set forth in clause (x) of the immediately preceding sentence, then prior to the end of such [*] period and prior to delivery of the repaired or replacement collection of polynucleotides to Kaketsuken, XOMA shall provide to Kaketsuken such data as is reasonably necessary to determine whether such repaired or replacement collection of polynucleotides is in accordance with the [*] Specifications. Kaketsuken shall have [*] following receipt of such data by Kaketsuken to determine whether it agrees that such repaired or replacement collection of polynucleotides is in accordance with the [*] Specifications and to notify XOMA in writing of its determination, or it shall be deemed to have agreed that such repaired or replacement collection of polynucleotides is in accordance with the [*] Specifications. If, prior to the end of such [*] period, Kaketsuken notifies XOMA in writing that it has determined that such repaired or replacement collection of polynucleotides is not in accordance with the [*] Specifications, then the provisions of Section 19(h)(i) shall apply. In the event of Specification Confirmation with respect to any such repaired or replacement collection of polynucleotides, such repaired or replacement collection of polynucleotides shall be deemed “[*]” and part of the “Transferred Materials” for all purposes of this Agreement.

(b) Deliverables. Within [*] following Specification Confirmation, XOMA shall deliver [*], the Discovery Know-How relating thereto, the TAE Know-How and the Systems to Kaketsuken’s facility (Kikuchi Research Center) located at Kyokushi kawabe, Kikuchi-shi, Kumamoto, Japan, as evidenced by the Delivery and Receipt Acknowledgement in the form attached as Exhibit A. At such time, XOMA shall provide [*] in the quantities, and together with the additional information, set forth in Schedule 3(b); [*].

(c) Verification.

(i) Once Kaketsuken receives [*], Kaketsuken will promptly perform the Verification Tests. The Verification Tests set forth in Part A of Schedule 1.67 shall be performed by Kaketsuken with the guidance of XOMA representatives, who shall be [*], it being understood that no portion of the Verification Tests, or any activities related thereto, will be conducted without the concurrence of XOMA’s representatives. Kaketsuken shall have [*] following receipt of [*] by Kaketsuken to perform the Verification Tests and to notify XOMA in writing of the results thereof, or [*] shall be deemed to have passed the Verification Tests. When [*] has or is deemed to have passed the Verification Tests, Kaketsuken shall so inform XOMA in writing (the “Verification Notice”).

(ii) If, prior to the end of the [*] period referred to in Section 3(c)(i), Kaketsuken notifies XOMA in writing that the Verification Tests have been completed and [*] has not passed the Verification Tests, then either (x) [*], such [*] period shall be extended for a period not to exceed [*] in order to permit XOMA representatives to provide additional guidance to Kaketsuken in carrying out additional Verification Tests; provided, that in order for [*] set forth in this clause (x), it must first [*], or (y) if [*] extend such [*] period as provided in the preceding clause (x), Kaketsuken shall return the following to XOMA or, at XOMA’s option, destroy the following and provide XOMA with a certificate confirming such destruction: (1) [*], (2) all of the other Transferred Materials, or such portion(s) thereof as XOMA shall designate, and (3) any materials and/or data derived from or arising out of Kaketsuken’s use of the Transferred Materials, or such portion(s) thereof as XOMA shall designate. Subject to Sections 18(e) and 19(h), in the event [*] set forth in clause (x) of this Section 3(c)(ii) within [*] following the end of the [*] period referred to in Section 3(c)(i), then this Agreement shall be deemed terminated in its entirety. For the avoidance of doubt, Kaketsuken shall have no payment obligation under Section 9 in the event [*] set forth in such clause (y).

(iii) Kaketsuken (A) shall bear all costs and expenses incurred by it in connection with the activities conducted pursuant to this Section 3(c), (B) will compensate XOMA for its activities conducted pursuant to this Section 3(c) at the rate of [*] per person per hour [*] for all XOMA Group personnel involved and (C) will reimburse XOMA for all reasonable travel, lodging and other expenses of XOMA’s employees and consultants carrying out such activities documented to the reasonable satisfaction of Kaketsuken.

(d) Delivery. Delivery of the Transferred Materials shall be deemed to have taken place, F.O.B. XOMA’s Berkeley, California, USA facility, upon provision of the same to an independent carrier designated by XOMA and reasonably acceptable to Kaketsuken. Title and risk of loss shall transfer to Kaketsuken upon such delivery. All Transferred Materials will be delivered “as is.” XOMA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

(e) Contact Person. XOMA shall provide written notice to Kaketsuken which shall identify the name and e-mail address of the person at XOMA (“Contact Person”) to which Kaketsuken may provide any response or notice pursuant to this Section 3. [*].

Section 4. SERVICES

(a) Services Defined. Upon the request of Kaketsuken, XOMA agrees to perform the services described in Schedule 4(a) (the “Services”). XOMA warrants that it has and/or will retain employees and/or consultants with the skills, ability and training necessary to, and that it shall, render the Services in a timely and professional manner consistent with industry standards in accordance with the terms of this Section 4, including Schedule 4(a). Subject to the foregoing, the manner and means by which XOMA chooses to complete the Services are in XOMA’s sole discretion and control. XOMA’s only service obligations with respect to the validation, implementation or use of the Transferred Materials at Kaketsuken shall be those expressly provided in Section 3(c) and this Section 4. For the avoidance of doubt, (i) the Services shall be in addition to the activities to be performed by XOMA under Section 3(c), and (ii) any employees and/or consultants of XOMA performing such activities or rendering the Services shall be bound by the same obligations as provided for in Section 15, and XOMA shall remain fully responsible to Kaketsuken for the fulfillment by them of the confidentiality obligations as provided therein.

(b) Expenses. Kaketsuken will reimburse XOMA for all reasonable travel, lodging and other expenses of XOMA’s employees and consultants rendering the Services documented to the reasonable satisfaction of Kaketsuken.

(c) Other Services. XOMA (including its employees rendering the Services) may conduct activities with and provide services to, and its consultants rendering the Services may perform services for or be employed by, Third Parties so long as doing so does not cause XOMA to breach its obligations under this Section 4 or any other provision of this Agreement.

(d) Term. The Parties shall have no further rights or obligations with respect to this Section 4 (other than those accrued prior to such termination) upon the earliest of (i) termination of this Agreement in accordance with its terms, (ii) termination of this Section 4 by either Party upon a breach by the other Party of this Section 4 that is not cured within sixty (60) days of such other Party becoming aware of such breach, effective immediately upon written notice to the breaching Party, (iii) termination by Kaketsuken of this Section 4, at its discretion, upon prior written notice to XOMA [*].

Section 5. GRANTS OF RIGHTS; [*]

(a) [*], TAE Technology, Etc. XOMA grants to Kaketsuken, on its own behalf and on behalf of its Affiliates, in the Field throughout the Territory, subject to the terms, conditions and limitations set forth in this Agreement:

(i) an exclusive (except as to the use of [*] by XOMA and its Affiliates, as provided in Section 5(h)), non-transferable license and/or right, without the right to grant sublicenses, to use [*] as delivered pursuant to Section 3(b) to Kaketsuken to identify, isolate, modify and develop Discovery Products; and

(ii) a non-exclusive, non-transferable license and/or right, without the right to grant sublicenses, to:

(x) use the Systems and/or the Discovery Know-How, and/or practice the Systems Patent Rights and/or the Discovery Patent Rights, in each case at Kaketsuken to discover, identify, isolate, modify and/or develop Discovery Products; and

(y) use the TAE Technology and/or the Systems, and/or practice the TAE Patent Rights and/or the Systems Patent Rights, in each case at Kaketsuken to alter, modify and/or express Antibodies and Antibody Products in order to discover, identify, isolate, modify and/or develop Licensed Products.

The grants provided for in this Section 5(a) include, to the extent required, a right and license to Kaketsuken, its Affiliates and any Kaketsuken Licensee, subject to the other limitations of this Agreement, to Commercialize any Licensed Product derived from or arising out of, directly or indirectly, the use of the Transferred Materials or the practice of the Licensed Patent Rights. The grant provided for under Section 5(a)(i) includes any Patent Right (other than the BCE Patent Rights, Kaketsuken’s rights to which are addressed in clause (b) below), copyright or similar intellectual property right that is, as of the Effective Date, under the Control of XOMA and/or its Affiliates [*] and shall be subject to all applicable limitations, restrictions and obligations provided for in this Agreement and the terms of any license or grant of rights from or other agreement with a Third Party [*] the benefit of which is claimed by Kaketsuken.

(b) BCE Patent Rights. In addition, to the extent that the conduct by Kaketsuken of any of the activities expressly licensed by XOMA hereunder constitutes the practice of the BCE Patent Rights, Kaketsuken shall be deemed to have a non-exclusive license, without the right to grant sublicenses, under the BCE Patent Rights to conduct such activities solely as provided in, and as limited by, the scope of the license grants in Section 5(a). For the avoidance of doubt, the license granted pursuant to this Section 5(b) shall not include any right (i) to make or have made any quantities of any product, including an Antibody, in a prokaryote other than as reasonably necessary to conduct Research and Development activities, (ii) to conduct phage display other than with the Transferred Materials and/or (iii) to conduct any activities for a Third Party except as reasonably necessary for a Kaketsuken Licensee to make (but not manufacture using the BCE Patent Rights), use, sell, offer to sell, import or export a Licensed Product or have any of these done on its behalf after the initial binding domains have been identified or discovered by Kaketsuken.

Kaketsuken agrees that it will not practice any Valid Claim of the BCE Patent Rights outside of the scope of the license granted in this Section 5(b) without first obtaining a license from XOMA.

(c) Option. Kaketsuken shall have an option right to use XOMA’s E. coli cell expression system and practice the BCE Patent Rights to manufacture or have manufactured the Licensed Products on terms to be negotiated in good faith by the Parties.

(d) [*].

(e) Trade Secrets. Kaketsuken and/or each person or entity, including authorized Third Parties, who has access to the Transferred Materials, the Systems and/or the Source Code or Software (as such terms are defined in Section 8) acknowledges the “trade secret” nature of each and every formula, algorithm or computational method contained therein, as well as XOMA’s ownership and prior right to such trade secret information. Kaketsuken shall take reasonable steps to prevent the dissemination of the trade secret information contained therein and shall permit the dissemination of such information only to those persons or entities with a “need to know” such information who acknowledge their obligation to maintain the secrecy of such trade secrets and not to use them for purposes not authorized hereunder. For the avoidance of doubt, Kaketsuken shall have an implied license to the trade secrets described in this Section 5(e) as is reasonably necessary to enjoy the benefits of the licenses otherwise granted in this Agreement.

(f) [*] each of Kaketsuken and XOMA shall be obligated to keep accurate books and records sufficient to identify with reasonable specificity the uses to which [*] have been put and the Discovery Products which have been derived from or arose out of, directly or indirectly, the use of [*].

(g) Limitations on Use of Same Source Materials and Copies. None of XOMA or its Affiliates shall [*]. Subject only to the foregoing, Kaketsuken acknowledges that XOMA and/or its Affiliates may, on their own behalf or on behalf of one or more Third Parties (x) [*], and/or (y) undertake competitive activities directed to a Target, including using copies of the Licensed Know-How and/or the Systems.

(h) Retention of Rights by XOMA. XOMA shall retain (i) the ownership and right to use [*] for itself, its Affiliates or any Third Party to which XOMA or an Affiliate of XOMA licenses or grants rights, as part of a bona fide collaboration, development, commercialization or marketing arrangement, to develop, commercialize, market or distribute Antibody Products, and (ii) the ownership and right to use, sell, license, transfer or otherwise exploit the Licensed Know-How and the Systems, the Source Code or the Software (as such terms are defined in Section 8), [*], the Licensed Patent Rights and/or any other Patent Right, copyright or other item of intellectual property that covers or claims the Transferred Materials and/or their creation, construction or use. [*]. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other Party, including items owned, controlled or developed by, or licensed to, the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

Section 6. KAKETSUKEN INVENTIONS; UNBLOCKING LICENSE

Kaketsuken shall, as between Kaketsuken and XOMA, have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all intellectual property rights, including but not limited to all patent rights for any inventions, arising out of or relating to its use or practice of the Transferred Materials (“Inventions”) or any activities contemplated hereunder that are owned by Kaketsuken in accordance with applicable patent law, and shall be free to seek and obtain patent protection, except with respect to [*], the Discovery Patent Rights or the BCE Patent Rights themselves, for any Inventions; provided, however, that, solely to the extent such patent or patent application relating to such Invention contains claims that would cover the use or practice of the Transferred Materials, the Licensed Patent Rights and/or any patent or patent application covering the use of the Systems or would block XOMA or its licensees, partners or collaborators from full enjoyment of the same rights as are licensed hereunder to Kaketsuken, (a) Kaketsuken shall provide written notice of the filing of any such patent application to XOMA, and in the event Kaketsuken elects not to prosecute any such patent application or maintain any resulting patent, XOMA, at its own expense, but with the full assistance of Kaketsuken, shall be free to prosecute such patent application and/or maintain such patent, and (b) Kaketsuken shall be deemed to have granted to XOMA a non-exclusive, fully paid-up, irrevocable, worldwide license, with the right to grant sublicenses, in order for XOMA, and any Third Party working with XOMA, directly or without limitation as a licensee, partner or collaborator, to enjoy the benefit, on its own behalf or on behalf of any Third Party, of the use or practice of the Transferred Materials, the Licensed Patent Rights and/or any patent or patent application covering the use of the Systems, provided, however, that such sublicenses by XOMA will be granted to such a Third Party only in the event that such Third Party is obligated to grant a license to XOMA, with the right to sublicense to licensees of XOMA, under any patent of such Third Party to the extent such patent contains claims that would cover the use or practice of the Transferred Materials, the Licensed Patent Rights and/or the Systems by Kaketsuken as provided herein or would block Kaketsuken from full enjoyment of the rights thereto that are licensed hereunder. In the event that, after the Effective Date, Kaketsuken acquires Control of any Patent Rights to which this Section 6 would apply because the invention disclosures in such Patent Rights are covered by the first sentence hereof, then, subject to any limitations and obligations of any written agreement relating to such Patent Rights, Kaketsuken shall, at XOMA’s option, extend to XOMA the same rights to such Patent Rights as are otherwise provided for herein.

Section 7. LIMITATIONS ON USE AND MODIFICATION

(a) Certain Transfers. All uses of the Transferred Materials shall initially be performed at Kaketsuken’s facility (Kikuchi Research Center) located at Kyokushi kawabe, Kikuchi-shi, Kumamoto, Japan; provided, however, that on not less than thirty (30) days’ prior written notice to XOMA, Kaketsuken may change the location to, or may add an additional location to include, any other site of its selection that is and will remain under its exclusive control, it being understood that XOMA shall have no responsibility hereunder for any such transfer. Any site at which the Transferred Materials will be used shall be and shall remain accessible to Kaketsuken’s employees and consultants only, shall be under the exclusive control of Kaketsuken and shall have reasonable safeguards designed to protect the Transferred Materials from theft, destruction or unauthorized use, it being understood that any such employee or consultant shall agree in writing, prior to being given access thereto, to abide by obligations no less stringent than those contained in this Agreement and to transfer and assign to Kaketsuken all intellectual property rights for any invention arising out of the use of the Transferred Materials, and Kaketsuken shall remain fully responsible to XOMA for the fulfillment by any such employee or consultant of the confidentiality, transfer and assignment obligations as provided therein.

(b) Certain Limitations. Kaketsuken acknowledges, represents and warrants that the transfers provided for by this Agreement arise out of and are part of the Collaboration; provided, however, that the use of the Transferred Materials and the practice of the Licensed Patent Rights and any other Patent Rights to which rights are granted pursuant to this Agreement may, subject to the applicable provisions of this Agreement, be used by Kaketsuken for any other purpose including the discovery, development and subsequent commercial sale of any composition of matter in the Field. Notwithstanding the foregoing, the following restrictions shall apply to the Transferred Materials:

(i) Except by XOMA, [*] may not be altered, modified or copied.

(ii) The Transferred Materials may not be transferred or disposed of to a Third Party; provided, however, that [*].

(iii) Kaketsuken shall not use the Transferred Materials or practice the Licensed Patent Rights and any other Patent Rights to which rights are granted pursuant to this Agreement on behalf of any Third Party, [*]or otherwise engage in activities not directly associated with Kaketsuken’s own internal discovery, research and development programs; provided, however, that, so long as the other limitations of this Agreement are satisfied, Kaketsuken may use the Transferred Materials or practice the Licensed Patent Rights and any other Patent Rights covered by this Agreement with respect to any Licensed Product as to which Kaketsuken has either in-licensed or acquired rights from a Third Party where such in-license or grant of rights is for the exclusive development of such Licensed Product or variants thereof by Kaketsuken and the original licensor does not become a Kaketsuken Licensee with respect to such Licensed Product.

(iv) Kaketsuken acknowledges that its rights to use the Transferred Materials are subject to all applicable limitations, restrictions and obligations provided for in the terms of any license or grant of rights from or other agreement with a Third Party the benefit of which is claimed by Kaketsuken.

(v) None of the grants of rights or licenses herein or the use of any of the Transferred Materials extend to or permit Kaketsuken to work with or extend any benefit hereunder to (A) any composition of matter, article of manufacture or Know-How arising out of the unauthorized use of any item of Know-How or practice of any

Patent Right owned or controlled by XOMA or its Affiliates that is also licensed to Kaketsuken or (B) any Third Party who is engaged in such unauthorized use or practice.

Section 8. CERTAIN PROVISIONS RELATING TO SOFTWARE

(a) Additional Definitions. For purposes of this Section 8, the following terms shall have the respective meanings indicated below:

(i) “Applicable Patent Rights” shall mean (A) in the case where XOMA is the grantor of rights, claims of patents that (I) are now or hereafter acquired, owned by or assigned to XOMA and (II) cover subject matter contained in the Source Code or the Software, and (B) in the case where Kaketsuken is the grantor of rights, claims of patents that (I) are now or hereafter acquired, owned by or assigned to Kaketsuken and (II) cover subject matter contained in the Covered Code or the Covered Software.

(ii) “Covered Code” shall mean the Source Code and any Modifications to the Source Code made by Kaketsuken or any person or entity acting on Kaketsuken’s behalf.

(iii) “Covered Software” shall mean the Software and any Modifications to the Software made by Kaketsuken or any person or entity acting on Kaketsuken’s behalf.

(iv) “Modifications” shall mean any addition to, deletion from and/or other change to the substance and/or structure of the Source Code or the Software designated in item A.1 of Schedule 1.51 as non-encrypted. When code is released as a series of files, a Modification is (A) any addition to or deletion from the contents of a file containing the Covered Code or the Covered Software and/or (B) any new file or other representation of computer program statements that contains any part of the Covered Code or the Covered Software.

(v) “Software” shall mean the software, programs and/or computer instruction sets, other than the Source Code, consisting of the versions thereof existing and deployed at XOMA as of the Effective Date and more fully described in item A.1 of Schedule 1.51 and any changed or modified versions thereof that correct significant defects contained in the Software as of the Effective Date (“Corrected Software”). Expressly excluded from the definition of Software are (A) other programs, software and/or computer instructions that XOMA derives from such programs, software and/or computer instructions or develops, acquires or obtains the right to sublicense during the term of this Section 8, as well as (B) any changed, modified or enhanced versions of the Software (other than Corrected Software).

(vi) “Source Code” shall mean the human readable form of the Software designated in item A.1 of Schedule 1.51 as non-encrypted that is suitable for modification, including all modules it contains, plus any associated data files, interface definition files, scripts used to control compilation and installation of an executable computer instruction.

(b) Corrected Software. If, within the first [*] following the Effective Date, XOMA develops, licenses or acquires any Corrected Software, XOMA shall promptly provide Kaketsuken with a copy thereof. All Corrected Software shall be deemed, in accordance with the terms and conditions of this Section 8 and without payment of additional consideration, to be included in the definition of Software.

(c) Terms and Conditions.

(i) Any reproduction, use or dissemination of any Covered Code or Covered Software, including without limitation, any Modifications thereof, shall be limited to activities undertaken by Kaketsuken employees who are subject to the confidentiality and intellectual property provisions of this Agreement. Notwithstanding the foregoing, Kaketsuken may employ or use Third Parties to make Modifications or use the Covered Code or the Covered Software for purposes reasonably related to Kaketsuken’s legitimate use as provided for by this Agreement, including this Section 8. Kaketsuken shall not grant any such Third Party the right to access the Software designated in item A.1 of Schedule 1.51 as non-encrypted or the Source Code unless and until such Third Party executes a written confidentiality agreement that provides, in addition to the other terms and conditions of such agreement, that (A) the Third Party will abide, for XOMA’s and Kaketsuken’s benefit, by the limitations provided for in this Section 8 and the other provisions of this Agreement, (B) all work will be undertaken by such Third Party in a manner so as to establish that any such work is done as a “work made for hire” and (C) such Third Party will assign any patent rights to Kaketsuken such that they become Applicable Patent Rights.

(ii) Kaketsuken shall retain and reproduce in all copies of the Covered Code and the Covered Software (A) the copyright and other proprietary notices and disclaimers of XOMA as they appear in the Source Code and the Software, respectively, (B) all notices in the Source Code and/or the Software that refer to this Section 8, and (C) to the extent it does not already exist, the notice provided for below:

“Portions Copyright (c) 2005-2009 XOMA Technology Ltd. All Rights Reserved.

“This file contains Source Code or Software or Modifications thereof as defined in and that are subject to a software license and related terms between Kaketsuken and XOMA Development Corporation. You may not use this file except in compliance with that license and those terms. Please obtain a copy of the software license and related terms between Kaketsuken and XOMA by contacting General Manager of Research Department 1, of Kaketsuken, and read it before using this file.

“Unless otherwise stated, these materials are distributed on an ‘AS IS’ basis, WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND XOMA HEREBY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT OR NON-INFRINGEMENT. Please see the software license and related terms between Kaketsuken and XOMA for the specific language governing rights and limitations under that license and those terms.”

(iii) For any Modifications, Kaketsuken must cause the modified files to carry notices stating that Kaketsuken changed the files and the date of such change.

(iv) Kaketsuken will use commercially reasonable and diligent efforts to protect XOMA’s proprietary interests in and to the Software, the Source Code and XOMA’s Applicable Patent Rights, including, as appropriate, ensuring that there is password protection of any computer or network containing any copies of the Covered Code or the Covered Software. In addition, Kaketsuken will prohibit its employees from disclosing to unauthorized Third Parties the Covered Code or the Covered Software except under the conditions required by this Section 8 and the acknowledgement that the Software and the Source Code constitute Confidential Information of XOMA under this Agreement.

(d) Kaketsuken Exclusive Rights. Kaketsuken shall own all Modifications to the Source Code or the Software designated in item A.1 of Schedule 1.51 as non-encrypted created by Kaketsuken pursuant to this Section 8 and shall have no obligation to share or provide copies or updates thereof to XOMA.

(e) Representations and Warranties Regarding Software and Source Code. XOMA represents and warrants that the Source Code and the Software were made by XOMA employees and constitute a “work made for hire” and were not authored or distributed to Kaketsuken in violation of any agreements between XOMA and any Third Party, including any “open source” licenses.

(f) Limitations on Warranties and Support. XOMA’s only obligations to provide to Kaketsuken updates to, revisions to or modifications of any of the Transferred Materials shall be those expressly provided in this Section 8. Kaketsuken shall be responsible for providing, at its cost, any Third Party hardware or software required to deploy and operate the Systems. The Covered Code or the Covered Software may contain in whole or in part pre-release, untested or not fully tested works, may contain errors that could cause failures or loss of data, and may be incomplete or contain inaccuracies. Kaketsuken expressly acknowledges and agrees that use of the Covered Code or the Covered Software, or any portion thereof, is at Kaketsuken’s sole and entire risk. UNLESS OTHERWISE STATED, THE SOURCE CODE AND THE SOFTWARE ARE PROVIDED “AS IS” AND WITHOUT WARRANTY, UPGRADES OR SUPPORT OF ANY KIND. UNLESS OTHERWISE STATED, XOMA, ITS LICENSOR(S) AND CONTRIBUTORS (COLLECTIVELY REFERRED TO AS “XOMA” FOR THE PURPOSES OF THIS SECTION 8(f)) EXPRESSLY DISCLAIM ALL WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY, OF SATISFACTORY QUALITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF ACCURACY, OF QUIET ENJOYMENT AND OF NONINFRINGEMENT OF THIRD PARTY RIGHTS. XOMA DOES NOT WARRANT AGAINST INTERFERENCE WITH KAKETSUKEN’S ENJOYMENT OF THE COVERED CODE AND THE COVERED SOFTWARE, THAT THE FUNCTIONS CONTAINED IN THE COVERED CODE OR THE COVERED SOFTWARE WILL MEET KAKETSUKEN’S REQUIREMENTS, THAT THE OPERATION OF THE COVERED CODE OR THE COVERED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE COVERED CODE OR THE COVERED SOFTWARE WILL BE CORRECTED. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY XOMA OR ANY XOMA REPRESENTATIVE SHALL CREATE A WARRANTY. Kaketsuken acknowledges that neither the Covered Code nor the Covered Software is intended for use in the operation of nuclear facilities, aircraft navigation, communication systems or air traffic control machines, in which case the failure of the Covered Code or the Covered Software could lead to death, personal injury or severe physical or environmental damage.

(g) Government End Users. Each of the Covered Code and the Covered Software is a “commercial item” as defined in FAR 2.101. Government software and technical data rights in the Covered Code or the Covered Software include only those rights customarily provided to the public as defined in this Section 8. This customary commercial license in technical data and software is provided in accordance with FAR 12.211 (Technical Data) and 12.212 (Computer Software) and, for Department of Defense purchases, DFAR 252.227-7015 (Technical Data — Commercial Items) and 227.7202-3 (Rights in Commercial Computer Software or Computer Software Documentation). Accordingly, all U.S. Government End Users acquire the Covered Code or the Covered Software with only those rights set forth herein.

Section 9. UPFRONT FEE

In consideration for the obligation to deliver [*] in accordance with the [*] Specifications, the Discovery Know-How relating thereto and the Systems and the transfers and grants of rights relating to the TAE Technology, Discovery Patent Rights, BCE Patent Rights and [*], Kaketsuken shall pay XOMA a non-refundable fee as follows:

(a)	Six Million United States Dollars (US$6,000,000) payable on, or not later than [*] following, delivery by Kaketsuken of the Verification Notice pursuant to Section 3(c), and

(b)	Two Million United States Dollars (US$2,000,000) payable following delivery by Kaketsuken of the Verification Notice pursuant to Section 3(c) on the first anniversary of the Effective Date; provided, that [*].

Section 10. MILESTONES

For each Licensed Product, on a Licensed Product-by-Licensed Product basis, Kaketsuken shall pay XOMA the amounts set forth below:

Event	Payment

First dosing in a Phase 1 Trial	[*]

First dosing in a Phase 2 Trial	[*]

First dosing in a Phase 3 Trial	[*]

Acceptance of first filing of BLA	[*]

For the avoidance of doubt, the milestone payments due for each Licensed Product shall be paid only once per each Licensed Product.

Section 11. ROYALTY PAYMENTS

(a) Term. Kaketsuken shall pay XOMA a running royalty on a Licensed Product-by-Licensed Product and country-by-country basis upon the First Commercial Sale of each such Licensed Product in each such country for fifteen (15) years after First Commercial Sale of each such Licensed Product in each such country (the “Royalty Term”).

(b) Rate. The royalty obligation hereunder shall be payable at a rate of [*] of the Net Sales of each Discovery Product for the [*].

Section 12. REPORTING AND RECORD KEEPING

(a) Milestone Reporting. During the term of this Agreement, Kaketsuken shall within [*] after the achievement of any milestone event referred to in Section 10, furnish to XOMA a written notice indicating the milestone achieved and, if applicable, the relevant indication, label expansion and/or Regulatory Authority. Milestone payments for each milestone event shall be due simultaneously with Kaketsuken’s report under this Section 12(a) for such milestone event.

(b) Royalty Reporting.

(i) All amounts payable to XOMA under Section 11 shall be paid on a [*] basis. Kaketsuken shall, within [*] after the end of each [*], deliver to XOMA a written report of the amount due to XOMA, pursuant to Section 11, for the Net Sales in such calendar quarter, indicating [*]. Royalty payments for each calendar quarter shall be due simultaneously with Kaketsuken’s report under this Section 12(b) for such quarter.

(ii) Kaketsuken shall provide XOMA with a [*] flash statement of the amount of gross sales of each Licensed Product in the Territory during the applicable [*]. Kaketsuken shall require any Kaketsuken Licensees to account for their Net Sales and to provide such reports with respect thereto so that Kaketsuken can fulfill the above-mentioned obligations in this Section 12(b).

(iii) Royalties payable on sales in countries other than the United States shall be calculated in accordance with the standard exchange rate conversion practices used by Kaketsuken for financial accounting purposes. If no royalty or payment is due for any royalty period hereunder, Kaketsuken shall so report.

(c) Record Keeping. Kaketsuken shall keep and shall require any Kaketsuken Licensees to keep (all in accordance with GAAP), for at least [*] after prepared, complete and accurate books and records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. Kaketsuken shall include in each agreement with each applicable Kaketsuken Licensee a provision requiring such Kaketsuken Licensee to make reports to Kaketsuken, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by XOMA’s independent registered public accounting firm to the same extent required of Kaketsuken under this Agreement.

(d) [*].

Section 13. OTHER PAYMENT-RELATED PROVISIONS

(a) Audit. Upon the written request of XOMA, Kaketsuken shall permit an independent registered public accounting firm selected by XOMA and acceptable to Kaketsuken, which acceptance shall not be unreasonably withheld or delayed, to have access, at reasonable times and during normal business hours, to such records of Kaketsuken as may be reasonably necessary to verify the accuracy of a Kaketsuken payment report hereunder; provided that such records shall be limited to those prepared since the beginning of the then current calendar year or during the immediately preceding [*]. Each Party shall use commercially reasonable efforts to schedule all such verifications within [*] after XOMA makes its written request. All such verifications shall be conducted not more than [*] in, or with respect to, each calendar year. The report of XOMA’s independent registered public accounting firm shall be made available to both Parties. Subject to the Kaketsuken’s rights under Section 19(h), in the event XOMA’s independent registered public accounting firm concludes that additional amounts were owed to XOMA for such period, the additional amounts shall be paid by Kaketsuken within [*] of the date XOMA delivers to Kaketsuken such written report so concluding, unless such report contains manifest error. In the event XOMA’s independent registered public accounting firm concludes that there was an overpayment to XOMA during such period, the overpayment shall be repaid by XOMA within [*] of the date XOMA received such written report so concluding, unless such report contains manifest error. The fees charged by such independent registered public accounting firm shall be paid by XOMA unless such audit discloses a payment deficiency of more than [*] of the amount due under this Agreement for the period in question, in which case Kaketsuken will bear the full cost of such audit. Each Party agrees that all information subject to review under this Section 13(a), or under any agreement with a Kaketsuken Licensee, is confidential and that XOMA shall cause its independent registered public accounting firm to retain all such information in confidence. XOMA’s independent registered public accounting firm shall only report to XOMA as to the computation of royalties or charges and invoices payable under this Agreement, as applicable, and shall not disclose to XOMA any other information of Kaketsuken or any Kaketsuken Licensee.

(b) Taxes. All payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim, or other dispute and, so far as is legally possible, such payment will be made free and clear of any taxes imposed by or under the authority of any government or public authority. Kaketsuken shall make any applicable withholding payments due on behalf of XOMA and shall pay such additional amount as may be required to ensure that the net amount received by XOMA will equal the full amount which would have been received by it had not such tax been imposed or withheld. It is confirmed that Kaketsuken shall give XOMA such assistance as may reasonably be necessary to enable or assist XOMA to claim the relief in respect of such withholding tax from Japanese Income Tax under the provision of the Income Tax Convention between Japan and the United States of America.

(c) Blocked Currency. If by Law conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, the Party owing such payment shall give the Party to which such payment is owed prompt written notice and shall make such payment due under this Agreement through such means or methods as are lawful in such country as the Party to which such payment is owed may reasonably designate. Failing the designation by the Party to which such payment is owed of such lawful means or methods within [*] after such written notice is given to such Party, the Party owing such payment shall deposit such royalty payment in local currency to the credit of the Party to which such payment is owed in a recognized banking institution designated by such Party, or if none is designated by such Party within the [*] period described above, in a recognized banking institution selected by the Party owing such payment and identified in a written notice to other Party, and such deposit shall fulfill all obligations of the Party owing such payment to the other Party with respect to such payment.

(d) Interest on Late Payments. Any failure by a Party to make a payment when due shall obligate such Party to pay interest to the receiving Party at a rate equal to [*] (the “Applicable Interest Rate”). The Applicable Interest Rate shall be calculated from the date payment was due until actually received by the receiving Party based on actual number of days lapsed and a 360-day year.

(e) Method of Payment. Except as provided in Section 13(c), payments to be made by one Party to the other under this Agreement shall be payable in United States dollars and shall be paid by wire transfer in immediately available funds to such bank account as is designated in writing by such Party. Attached hereto as Schedule 13(e) is such bank account information for payments to be made to XOMA hereunder, until such time as XOMA designates a different bank account as provided herein.

(f) Certain Acknowledgements. Kaketsuken acknowledges and agrees that the amount of milestones and royalties due hereunder and the duration of the royalty payments herein have been chosen for the convenience of the Parties as payment for use of the Transferred Materials during the term of this Agreement under the terms and conditions hereof.

Section 14. DEVELOPMENT DILIGENCE

Kaketsuken, or as applicable, each Kaketsuken Licensee shall use Commercially Reasonable and Diligent Efforts to actively develop and obtain regulatory approval for Discovery Products and, following such regulatory approval, to maximize Net Sales of such Discovery Product.

Section 15. CONFIDENTIALITY

(a) Nondisclosure Obligations.

(i) General. Except as otherwise provided in this Section 15, during the term of this Agreement and for a period of [*] thereafter, or longer if required by any agreement with a Third Party relating to such Confidential Information, each Receiving Party shall maintain the Confidential Information of each Disclosing Party in confidence and use it only for purposes specifically authorized under this Agreement. Upon the expiration or termination of this Agreement, each Party shall promptly inform the other Party in writing if any Confidential Information the other Party received from such Party hereunder is covered by such a Third Party agreement with such Party and if the term of confidentiality for such Confidential Information will extend beyond such [*] period.

(ii) Limitations. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and subject to advance written notification to the Disclosing Party: (A) a Party may disclose Confidential Information it is otherwise obligated not to disclose under this Section 15(a), to its Affiliates, Kaketsuken Licensees, consultants, outside contractors and clinical investigators, on a strict need-to-know basis for the purposes contemplated by this Agreement and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential hereunder; and (B) a Party or any Kaketsuken Licensees may disclose, using appropriate measures to preserve confidentiality, such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct clinical trials of, and/or to commercially market, Licensed Products. Furthermore, a Receiving Party may request permission from the Disclosing Party to disclose such Confidential Information to the extent that such disclosure is reasonably necessary to obtain patents which such Receiving Party is permitted to obtain hereunder, which permission shall not be unreasonably withheld or delayed. In addition, so long as such disclosure is subject to confidentiality undertakings at least as stringent as those in this Agreement, XOMA may disclose data including or comprising Confidential Information of Kaketsuken to actual or prospective collaborators or licensees for purposes of demonstrating, presenting or otherwise promoting XOMA’s technologies, expertise and/or capabilities with respect to the TAE Technology, the Discovery Know-How, the Discovery Patent Rights, the Systems and/or collections of polynucleotides encoding Antibodies constructed or to be constructed by XOMA.

(iii) Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided, however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

(b) Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Section 15 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Section 15.

(c) Terms of this Agreement. The terms of this Agreement shall be treated as the Confidential Information of Kaketsuken and XOMA and shall not be disclosed without the written permission of XOMA or Kaketsuken, as the case may be, except (i) as required by securities or other applicable laws or stock exchange rules, (ii) to a Party’s accountants, attorneys and financial and other professional advisors, (iii) so long as such disclosure is subject to confidentiality undertakings at least as stringent as those in this Agreement, to actual or prospective collaboration partners, acquirers, investors or underwriters, or (iv) as otherwise provided herein. The Parties hereby agree to the release of a press release in the form attached hereto as Schedule 15(c) upon full execution of this Agreement and that the fact of the consummation of this Agreement, as well as the terms that are expressly described in such press release, shall be deemed to be in the public domain. If either Party desires to release a separate announcement relating to this Agreement, it shall first allow the other Party [*] to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed. Nothing herein shall be deemed to prohibit, restrict or limit any disclosure that is consistent in all material respects with prior disclosures.

Section 16. REPRESENTATIONS AND WARRANTIES

(a) Representations, Warranties and Covenants of Kaketsuken. Kaketsuken represents and warrants to and covenants with XOMA that:

(i) Kaketsuken is duly organized, validly existing and in good standing under the laws of Japan;

(ii) Kaketsuken has the full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to XOMA in this Agreement;

(iii) Kaketsuken has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Kaketsuken, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(v) the performance of Kaketsuken’s obligations under this Agreement will not conflict with Kaketsuken’s organizational documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound.

(b) Representations, Warranties and Covenants of XOMA. XOMA represents and warrants to and covenants with Kaketsuken that:

(i) XOMA is duly organized, validly existing and in good standing under the laws of Delaware;

(ii) XOMA has the full legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Kaketsuken in this Agreement;

(iii) XOMA has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

(iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of XOMA, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting Parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(v) the performance of its obligations under this Agreement will not conflict with XOMA’s organizational documents or result in a breach of any agreements, contracts or other arrangements to which it is a Party or violate any court or administrative order by which it is bound;

(vi) Each of Schedule 1.5, Schedule 1.19, Schedule 1.51, Schedule 1.58 and Schedule 1.61 is a complete and correct list of all BCE Patent Rights, Discovery Patent Rights, System Patent Rights, TAE Patent Rights and [*], in each case Controlled by XOMA as of the Effective Date; and

(vii) XOMA will, and will cause its Affiliates to, (A) [*], unless otherwise consented to by Kaketsuken in writing, provided that in the event of a voluntary or involuntary bankruptcy filing by or against any Third Party licensor of [*], XOMA or any Affiliate of XOMA shall exercise its election as Licensee pursuant to Section 365(n)(1)(B) of the Bankruptcy Code or take other steps available under applicable foreign law to preserve its interest as licensee, and (B) maintain the licenses granted to XOMA by certain of its Affiliates pursuant to agreements in effect on the Effective Date that are related to the sublicenses or other intellectual property rights (including a covenant not to sue) under the [*] granted to Kaketsuken hereunder, unless otherwise consented to by Kaketsuken in writing, provided that in the event of a voluntary or involuntary bankruptcy filing by or against any licensor of such licenses granted to XOMA by certain of its Affiliates, XOMA shall exercise its election as Licensee pursuant to Section 365(n)(1)(B) of the Bankruptcy Code or take other steps available under applicable foreign law to preserve its interest as licensee.

(viii) XOMA will notify Kaketsuken [*] of any termination notice received by XOMA or any of its Affiliates under any of the [*] or of any circumstance of which XOMA is informed, including insolvency of a Third Party licensor of a [*], which constitutes, or with the giving of notice or lapse of time would constitute, a cause for termination of a [*].

(c) Limited Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER KAKETSUKEN NOR XOMA WILL BE LIABLE WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

Section 17. INDEMNITY

(a) Kaketsuken Indemnity Obligations. Subject to Section 17(c), Kaketsuken agrees to defend, indemnify and hold XOMA, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of (i) any use of the Transferred Materials; (ii) actual or asserted violations of any applicable law or regulation by Kaketsuken, any Kaketsuken Licensees and their respective Affiliates by virtue of which any Licensed Products manufactured, distributed or sold by Kaketsuken, any Kaketsuken Licensees or their respective Affiliates pursuant to this Agreement shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (iii) claims for bodily injury, death or property damage attributable to use of the Transferred Materials, the manufacture, distribution, sale or use of any Licensed Products by Kaketsuken, any Kaketsuken Licensees or their respective Affiliates; (iv) a recall of a Licensed Product manufactured, distributed or sold by Kaketsuken, any Kaketsuken Licensees or their respective Affiliates ordered by a governmental agency or required by a confirmed Licensed Product failure as reasonably determined by the Parties hereto; or (v) Kaketsuken’s breach of any of its representations, warranties or covenants hereunder.

(b) XOMA Indemnity Obligations. Subject to Section 17(c), XOMA agrees to defend, indemnify and hold Kaketsuken, its Affiliates and their respective employees, directors, officers and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees and costs of litigation) arising as a result of XOMA’s breach of any of its representations, warranties or covenants hereunder.

(c) Limitation on Indemnity Obligations. Neither Party, its Affiliates or their respective employees and agents shall be entitled to the indemnities set forth in Sections 17(a) or 17(b) respectively, to the comparative extent the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent, reckless or intentional act or omission by such Party, its directors, officers, employees or authorized agents.

(d) Procedure. If a Party or any of its Affiliates or their respective employees or agents (collectively, the “Indemnitee”) intends to claim indemnification under this Section 17, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The Indemnitor shall have the right to settle or compromise any claims for which it is providing indemnification under this Section 17; provided that the consent of the Indemnitee (which shall not be unreasonably withheld or delayed) shall be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee. The indemnity agreement in this Section 17 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 17 resulting from such failure, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 17. The Indemnitee under this Section 17, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

(e) Defense of Infringement Claims. If a Third Party brings suit against Kaketsuken or any Kaketsuken Licensee alleging that Research and Development or Commercialization of Licensed Product or any other activity under this Agreement infringes the intellectual property rights of others, XOMA shall, to the extent requested by Kaketsuken and at Kaketsuken’s cost and expense, cooperate with Kaketsuken’s defense of the suit and shall execute all documents and take all other actions, which may reasonably be required in connection with the defense.

Section 18. EXPIRATION AND TERMINATION

(a) Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the payment by Kaketsuken and receipt by XOMA of the last amount to be paid by Kaketsuken to XOMA pursuant to the terms hereof.

(b) Events of Default.

(i) An “Event of Default” by either Party shall have occurred upon (i) the occurrence of a breach of this Agreement if such Party fails to remedy such breach within sixty (60) days after written notice thereof by the non-breaching Party (ten (10) business days in the event of a Party’s failure to make a payment required hereunder) or, if remediation of such breach (other than a payment breach) within sixty (60) days is not practicable, if such Party fails to commence and diligently pursue such remediation during such sixty (60) day period, or (ii) the commencement of any proceeding in or for bankruptcy, insolvency, dissolution or winding up by or against such Party that is not dismissed or otherwise disposed of within sixty (60) days thereafter.

(ii) In partial consideration for the grant of rights hereunder, except to the extent the following is unenforceable under the applicable laws of a particular jurisdiction where a patent within the Patent Rights licensed hereunder is pending or a patent within such Patent Rights issued, Kaketsuken agrees that, except to the extent compelled to do so by legal process and subject to any specific contractual obligations of Kaketsuken existing on the Effective Date in circumstances constituting, in the reasonable, written opinion of counsel to Kaketsuken, a breach thereof, it will not contest, direct another to contest or knowingly assist another in contesting the validity or enforceability of any of the Patent Rights licensed hereunder. The Parties agree that this covenant is a material term of this Agreement, and breach of this covenant will constitute a breach of this Agreement.

(c) Effect of an Event of Default. In the event of an Event of Default, the non-defaulting Party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity and subject to the limitations set forth in Sections 16(c) and 19(h) hereof, to, by written notice to the other Party, deem that such Party has terminated this Agreement in its entirety.

(d) Kaketsuken’s Right of Termination. Kaketsuken shall have the right to terminate this Agreement for any reason upon at least thirty (30) days’ prior written notice to XOMA at any time after payment of the fee of Eight Million United States Dollars (US$8,000,000) pursuant to Section 9, in which case:

(i) all licenses granted by XOMA to Kaketsuken under this Agreement shall immediately terminate,

(ii) Kaketsuken shall promptly return to XOMA all the Transferred Materials and Confidential Information disclosed by XOMA hereunder, and thereafter shall not use them, and

(iii) any Licensed Product identified prior to such termination shall be subject to milestone and royalty payment obligations and its related obligations provided for in Sections 10, 11 and 12.

(e) Effect of Expiration or Termination of Agreement. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In no way limiting the generality of the foregoing, the provisions of Sections 1, 3(c)(ii), 5(e), 5(h), 6, 10, 11, 12, 13, 15, 16, 17, 18(e) and 19 shall survive the expiration or termination of this Agreement. For avoidance of doubt, any payment due XOMA that are accrued prior to such expiation or termination date shall be immediately due and payable to XOMA.

Section 19. MISCELLANEOUS

(a) Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

(b) Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by either Party without the consent of the other Party; provided, however, that either Kaketsuken or XOMA may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of such portion of a Party’s assets that includes rights under this Agreement to an unrelated Third Party; provided, further, that such Party’s rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement, and provided, further, that no such assignment shall be permitted without such consent in the event of any such merger, consolidation or sale of assets resulting in a Change of Control of Kaketsuken to any Third Party. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, unless the Parties otherwise agree; provided, however, that this section will not relieve the assignor from any of its obligations as a surety even after the assignment.

(c) Bankruptcy. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by or against the other Party, subject to Section 16(b). Upon any filing for bankruptcy protection or of a bankruptcy petition by or against either Party, such Party shall, without unnecessary delay, perform all reasonably necessary procedures under any then-applicable laws, including but not limited to Section 365(n) of the Bankruptcy Code, to protect and preserve all rights and licenses granted to the other Party hereunder, including without limitation exercising the election under Section 365(n)(1)(B) to retain all rights to such intellectual property under the applicable license, agreement and law. Notwithstanding any provision contained in this Agreement to the contrary and without limiting the foregoing, if any bankruptcy action takes place with respect to XOMA or an Affiliate of XOMA, and the trustee in bankruptcy of XOMA or an Affiliate of XOMA, or XOMA or an Affiliate of XOMA as a debtor-in-possession, rejects this Agreement or any License granted hereunder or in connection herewith by obtaining entry of an order of Bankruptcy Court authorizing such rejection, Kaketsuken may, pursuant to Section 365(n) of the Bankruptcy Code, retain and enforce any and all rights hereunder and under any License granted hereunder or in connection herewith to the maximum extent permissible by law. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party, to the extent permitted under applicable Laws, shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

(d) Severability. Each Party hereby agrees that it does not intend to violate any public policy, Law, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions in lieu of such invalid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

(e) Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Kaketsuken:

The Chemo-Sero-Therapeutic Research Institute

(Kaketsuken)

Kyokushi Kawabe

Kikuchi-shi

Kumamoto 869-1298

Japan

Attention: Research Coordination & Administration Department

Telephone: (968)37-3100

Facsimile: (968)37-3616

with a copy (which shall not constitute notice) to:

Schiff Hardin, LLP 900 Third Avenue New York, New York 10022 USA Attention: Harold S. Nathan Telephone: (212) 753-5000 Facsimile: (212) 753-5044

If to XOMA:	XOMA Development Corporation 2910 Seventh Street Berkeley, California 94710 USA Attention: Legal Department Telephone: (510) 204-7200 Facsimile: (510) 649-7571

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 USA Attention: Geoffrey E. Liebmann Telephone: (212) 701-3000 Facsimile: (212) 269-5420

(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof.

(g) Forum Selection; Consent to Jurisdiction. Subject to Section 19(h), any litigation based hereon, or arising out of, under, or in connection with this Agreement, shall be brought and maintained exclusively in the state or federal courts located within San Francisco, the State of California. The Parties hereby expressly and irrevocably submit to the jurisdiction of the courts located within San Francisco, the State of California for the limited purpose of any such litigation as set forth above. The Parties further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service. The Parties hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

(h) Dispute Resolution.

(i) If, prior to the end of the [*] period referred to in Section 3(a)(i) (or, as applicable, Section 3(a)(ii)), Kaketsuken notifies XOMA in writing that it has determined that [*] (or, as applicable, any repaired or replacement collection of polynucleotides described in Section 3(a)(ii)) is not in accordance with the [*] Specifications, then XOMA shall, as soon as reasonably practicable following receipt by XOMA of such notice, provide such data as is reasonably necessary to make such determination to a mutually acceptable independent Third Party, which shall review such data, under confidentiality, for the sole purpose of making a final and binding determination as to whether [*] (or, as applicable, such repaired or replacement collection of polynucleotides) is in accordance with the [*] Specifications. If, following its review, such Third Party determines that [*] (or, as applicable, such repaired or replacement collection of polynucleotides) is not in accordance with the [*] Specifications, then [*]. If, following its review, such Third Party determines that [*] (or, as applicable, such repaired or replacement collection of polynucleotides) is in accordance with the [*] Specifications, then the other provisions of this Agreement shall continue to apply. The Party against which the Third Party reviewer rules shall bear all costs of the Third Party review.

(ii) In the event of any controversy or claim arising out of or relating to this Agreement not expressly covered by Section 19(h)(i), the Parties hereby agree that they will first attempt in good faith to resolve such controversy or claim promptly by negotiations. If such a controversy or claim should arise hereunder, the matter shall be referred to the Representatives. If the matter has not been resolved within [*] of the first meeting of the Representatives (which period may be extended by mutual agreement) concerning such matter, either Party may initiate arbitration by giving notice to that effect to the other Party simultaneously with filing a notice with the International Chamber of Commerce or its successor organization (“ICC”) in accordance with its International Arbitration Rules. Such dispute shall then be settled by arbitration in New York, New York, to be conducted in the English language and in accordance with the International Arbitration

Rules of the ICC or other rules agreed to by the Parties, by a panel of three neutral arbitrators who shall be selected by the Parties using the procedures for arbitrator selection of the ICC.

(A) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within [*] after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 19(g).

(B) Except as provided in Section 19(h)(iii), the procedures specified in this Section 19(h) shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such actions seeking injunctive or other provisional judicial relief, the Parties will continue to participate in good faith in the procedures specified in this Section 19(h).

(C) The arbitrators shall issue with the rulings a written determination as to how the fees and expenses of the arbitration, along with the reasonable legal fees and expenses of each Party (including all attorneys’ fees, witness fees and expenses), shall be allocated between the Parties. The arbitrators shall allocate such fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitral proceeding, with the Party prevailing on more issues, or issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

(iii) Without limiting or otherwise restricting the Parties’ respective rights and obligations expressly set forth in the other provisions of this Agreement, the Parties agree that any dispute between them over the inventorship, ownership, validity, enforceability or infringement of any Patent Rights related to the Collaboration (including without limitation all Patent Rights in respect of or arising out of the use of the Transferred Materials) and Controlled by either Party that cannot be resolved between them after following the procedures set forth in the first two sentences of Section 19(h)(ii) shall be presented only to a court of competent jurisdiction for resolution pursuant to Section 19(g).

(iv) The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

(i) Entire Agreement. This Agreement, together with the schedules, exhibits and appendices hereto and any confidentiality agreement(s) executed in contemplation of this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

(j) Headings. The captions to the several Sections hereof and Schedules hereto are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof and Schedules hereto.

(k) No Partnership. It is expressly agreed that the relationship between Kaketsuken, on the one hand, and XOMA, on the other hand, shall not constitute a partnership, joint venture or agency. Neither Kaketsuken, on the one hand, nor XOMA, on the one hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

(l) Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Kaketsuken and XOMA agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Kaketsuken and XOMA agree to obtain similar covenants from their licensees, sublicensees, or corporate partners, as the case may be, and contractors with respect to the subject matter of this Section 19(l).

(m) Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned parties have agreed to the foregoing as of the date first written above.

THE CHEMO-SERO-THERAPEUTIC RESEARCH INSTITUTE

By:
Name: Dr. Hiroshi Mizokami
Title: Executive Director

XOMA DEVELOPMENT CORPORATION

By:
Name: Christopher J. Margolin
Title: Vice President, General Counsel and Secretary

Schedule 1.5

Bacterial Cell Expression Patent Rights

A. Title: Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors: Robinson, Liu, Horwitz, Wall, Better

1)	Based on PCT/US86/02269, which is a continuation-in-part of U.S. Application No. 06/793,980 filed November 1, 1985 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	65981/86	AU 606,320
Denmark	3385/87	DK 175680
Canada	521,909	Abandoned
Europe	86906676.1	0247091 Abandoned
Europe	92115754.1	Abandoned
Japan	505887/1986	Abandoned
Taiwan	75105650	51922
*United States	06/793,980	Abandoned
*United States	U.S. National Phase of PCT/US86/02269	Abandoned

*	Cases abandoned in favor of a continuing application.

2)	Based on PCT/US88/02514, which corresponds to U.S. Application No. 07/077,528, which is a continuation-in-part PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Application No. 06/793,980 (abandoned).

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	23244/88	AU 632,462
Canada	572,398	CA 1,341,235
Denmark	192/90	DK 174824
Denmark	200301155	DK 175654
Denmark	200301156	DK 175581
Europe	EP 88907510.7	EP 0371998
Austria	EP 88907510.7	AT 0102249
Belgium	EP 88907510.7	BE 0371998
France	EP 88907510.7	FR 0371998
Germany	EP 88907510.7	DE 3888186.1
Italy	EP 88907510.7	IT 0371998
Luxembourg	EP 88907510.7	LU 0371998
Netherlands	EP 88907510.7	NL 0371998
Sweden	EP 88907510.7	SE 0371998
Switzerland/Liechtenstein	EP 88907510.7	CH 0371998

United Kingdom	EP 88907510.7	GB 0371998
Europe	EP 93100041.8	EP 0550400
Austria	EP 93100041.8	AT0140266E
Belgium	EP 93100041.8	BE 0550400
France	EP 93100041.8	FR 0550400
Germany	EP 93100041.8	DE 3855421.6
Italy	EP 93100041.8	IT 0550400
Luxembourg	EP 93100041.8	LU 0550400
Netherlands	EP 93100041.8	NL 0550400
Sweden	EP 93100041.8	SE 0550400
Switzerland/Liechtenstein	EP 93100041.8	CH 0550400
United Kingdom	EP 93100041.8	GB 0550400
Europe	EP 95119798.7	EP 0731167
Austria	EP 95119798.7	AT 0197315
Belgium	EP 95119798.7	BE 0731167
France	EP 95119798.7	FR 0731167
Germany	EP 95119798.7	DE 3856440.8
Italy	EP 95119798.7	IT 0731167
Luxembourg	EP 95119798.7	LU 0731167
Netherlands	EP 95119798.7	NL 0731167
Sweden	EP 95119798.7	SE 0731167
Switzerland/Liechtenstein	EP 95119798.7	CH 0731167
United Kingdom	EP 95119798.7	GB 0731167
Japan	506481/88	JP 2991720
*United States	07/077,528

*	Cases abandoned in favor of a continuing application.

3)	Based on U.S. Application No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Application No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Application No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

COUNTRY	APPLICATION NO.	PATENT NO.
*United States	07/501,092	Abandoned
*United States	07/870,404	Abandoned
*United States	07/987,555	Abandoned
*United States	08/020,671	Abandoned
United States	08/235,225	US 5,618,920
United States	08/299,085	US 5,595,898
United States	08/450,731	US 5,693,493
United States	08/466,203	US 5,698,417

United States	08/467,140	US 5,698,435
United States	08/472,691	US 6,204,023
*United States	09/722,315	Abandoned
*United States	09/722,425	Abandoned
*United States	10/040,945	Abandoned
United States	11/582,563	Abandoned

*	Cases abandoned in favor of a continuing application.

B. Title: Novel Plasmid Vector with Pectate Lyase Signal Sequence (PelB)

Inventors: Lei, Wilcox

Based on U.S. Application No. 07/142,039 filed January 11, 1988 and PCT/US89/00077.

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	29377/89	AU 627443
Canada	587,885	CA 1,338,807
Europe	EP 89901763.6	EP 0396612
Austria	EP 89901763.6	AT 0140731
Belgium	EP 89901763.6	BE 0396612
France	EP 89901763.6	FR 0396612
Germany	EP 89901763.6	DE 689 26 882
Italy	EP 89901763.6	IT 0396612
Luxembourg	EP 89901763.6	LU 0396612
Netherlands	EP 89901763.6	NL 0396612
Sweden	EP 89901763.6	SE 0396612
Switzerland/Liechtenstein	EP 89901763.6	CH 0396612
United Kingdom	EP 89901763.6	GB 0396612
Japan	501661/89	JP 2980626
*United States	07/142,039	Abandoned
United States	08/472,696	US 5,846,818
United States	08/357,234	US 5,576,195

*	Cases abandoned in favor of a continuing application.

C. Title: Methods and Cells for Expression of Recombinant Protein Products (Ara)

Inventor: Better

Based on PCT/US01/08754, which claims priority to U.S. Provisional Application Nos. 60/192,129 filed March 24, 2000 and 60/192,238 filed March 27, 2000

COUNTRY	APPLICATION NO.	PATENT NO.
Australia	2001249265	AU 2001249265
Canada	2,404,046	2,404,046
Europe	01922467.4	EP 1268823
Austria	01922467.4	AT 1268823
Belgium	01922467.4	BE 1268823
Cyprus	01922467.4	CY 1268823
Denmark	01922467.4	DK 1268823
Finland	01922467.4	FI 1268823
France	01922467.4	FR 1268823
Germany	01922467.4	DE 60131261.9-08
Greece	01922467.4	GR 1268823
Ireland	01922467.4	IE 1268823
Italy	01922467.4	IT 1268823
Luxembourg	01922467.4	LU 1268823
Monaco	01922467.4	MC 1268823
Netherlands	01922467.4	NL 1268823
Portugal	01922467.4	PT 1268823
Spain	01922467.4	ES 1268823
Sweden	01922467.4	SE 1268823
Switzerland	01922467.4	CH 1268823
Turkey	01922467.4	TR 1268823
United Kingdom	01922467.4	GB 1268823
[*]	[*]	[*]
Hong Kong	07021559.5-08109183.0	Pending – Published 1120824A
Japan	2001-570798	Pending – Published 2003-528616
*United States	60/192,129	Abandoned
*United States	60/192,238	Abandoned
United States	09/811,933	US 6,803,210
United States	10/963,414	Abandoned

*	Cases abandoned in favor of a continuing application.

[*]

Schedule 1.19

Discovery Patent Rights

[*]

Schedule 1.51

Systems

A.	Materials/Know-How

[*]

B.	Patent Rights

[*]

Schedule 1.58

Targeted Affinity Enhancement Technology

A.	Materials/Know-How

[*]

B.	Patent Rights

[*]

Schedule 1.61

[*]

Schedule 1.67

Verification Tests

[*]

Schedule 1.68

[*] Specifications

[*]

Schedule 3(b)

[*] - Quantities and Additional Information

[*]

Schedule 4(a)

Services

A.	Description of Services to be Performed:

1.	[*]

2.	Technical support for the TAE Technology

3.	Technical support for the Systems

B.	Compensation:

[*]

Schedule 13(e)

Wire Transfer Instructions for XOMA

[*]

Schedule 15(c)

Form of Press Release

XOMA Signs Antibody Discovery Collaboration With Kaketsuken

BERKELEY, Calif., Nov 3, 2009 (GlobeNewswire via COMTEX News Network) — XOMA Ltd. (Nasdaq:XOMA) and Kaketsuken have entered into a collaboration involving multiple proprietary XOMA antibody research and development technologies, including a new XOMA antibody phage display library, and a suite of integrated information and data management systems. Subject to certain technical verification required under the collaboration agreement, Kaketsuken has agreed to pay XOMA a fee of $8 million and XOMA will be entitled to milestone payments and royalties on product sales. Founded in 1926 in Japan as the Chemo-Sero-Therapeutic Research Institute, Kaketsuken, a research foundation with current annual revenues of approximately US $350 million, has blood plasma products, vaccines and therapeutics and is developing therapeutic solutions for infectious, and other diseases.

“Antibody technologies are increasingly important in the development of novel therapeutics for a wide range of diseases so it is essential to find the best technologies and partners to maximize the chances for success,” said Dr. Hiroshi Mizokami, Executive Director of Kaketsuken. “With XOMA’s successful record of antibody candidates and drug development relationships, we are confident that they can provide us with the technologies we need to accelerate our antibody development programs. We look forward to a mutually beneficial relationship.”

The centerpiece of the collaboration is access to a highly diverse antibody phage display library constructed by XOMA. Phage display libraries enable rapid generation and screening of large numbers of candidate antibodies and antibody fragments to select for optimal binding and other characteristics. XOMA’s new, proprietary antibody phage display library is one of a new category of libraries being developed by XOMA scientists to overcome existing limitations in library design by combining very high diversity and “best in class” techniques with XOMA’s proprietary and patent-protected technologies to enable the selection of antibodies with very specific and high affinity binding and potency characteristics to an antigen of choice.

“We are pleased to collaborate with Kaketsuken, an innovator in immunology and developer of the DPT vaccine,” said Steven B. Engle, XOMA’s Chairman and Chief Executive Officer. “This is the third technology collaboration XOMA has initiated this year, which combined are expected to result in fee revenue totaling $43 million and potential future milestone and royalty payments. We look forward to additional agreements that demonstrate the value of our extensive antibody expertise and increase the return on our research and development investment.”

About XOMA

XOMA discovers, develops and manufactures therapeutic antibodies designed to treat inflammatory, autoimmune, infectious and oncological diseases. The Company’s proprietary product pipeline includes XOMA 052, an anti-IL-1 beta antibody, and XOMA 3AB, a biodefense anti-botulism antibody candidate.

In addition to its new category of proprietary antibody phage display libraries, XOMA maintains what it believes to be the world’s largest known collection of commercially available antibody phage display libraries. XOMA’s access to these phage display libraries supplements its proprietary libraries to provide itself and its collaborators access to unparalleled diversity of antibody domains.

XOMA has multiple revenue streams resulting from the licensing of its antibody technologies, product royalties, development collaborations, and biodefense contracts. XOMA’s technologies have contributed to the success of marketed antibody products, including LUCENTIS(R) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(R) (certolizumab pegol) for rheumatoid arthritis and Crohn’s disease.

The company has a premier antibody discovery and development platform that incorporates leading capabilities in antibody phage display, library construction, proprietary antibody humanization and affinity enhancement and Bacterial Cell Expression (BCE) technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed licenses to XOMA’s BCE technology.

In addition to developing its own products, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. XOMA has a fully integrated product development infrastructure and a team of approximately 190 employees at its Berkeley, California location. For more information, please visit http://www.xoma.com.

The XOMA Ltd. logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=5960

Forward-Looking Statements

Certain statements contained herein concerning product development and capabilities of XOMA’s technologies or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

These risks, including those related to inability to comply with NASDAQ’s continued listing requirements; the declining and generally unstable nature of current economic conditions; the results of discovery research and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; XOMA’s ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA’s financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects.

Exhibit A

Form of Delivery and Receipt Acknowledgement

XOMA DEVELOPMENT CORPORATION

2910 Seventh Street

Berkeley, California 94710

                    , 2009

The Chemo-Sero-Therapeutic Research Institute

(Kaketsuken)

[address]

Ladies and Gentlemen:

Referring to the Discovery Collaboration Agreement effective as of October 29, 2009 between Kaketsuken (“Kaketsuken”) and XOMA Development Corporation (“XOMA”), relating to, among other things, the delivery to Kaketsuken of certain materials, know-how and computer systems, XOMA hereby delivers each of the materials, protocols, software, user manuals and other items listed on the attached Transfer Inventory List.

Kindly acknowledge receipt of the items hereinabove referred to in the space provided below.

Very truly yours,

XOMA (US) LLC

By:
Name:
Title:

Kaketsuken hereby acknowledges receipt of the items hereinabove referred to.

Dated:                     , 2009

THE CHEMO-SERO-THERAPEUTIC RESEARCH INSTITUTE

By:
Name:
Title:

Transfer Inventory List

[*]